  Federated International
Growth Fund
  Class B Shares
                                                Yield = 2{(       $134.03   -      $3,354.36   )+1)^6-1}=
                                                            -------------------------------------------------------------
  Computation of SEC Yield                                        562,002   *(         $8.71       -          0.00000   )
  As of:  November 30, 1997
                                                              SEC Yield =             -0.79%
                                                                               ==============

  Dividend and/or Interest
  Inc for the 30 days ended           $134.03

  Net Expenses for                  $3,354.36
  the Period

  Avg Daily Shares
  Outstanding and entitled
  to receive dividends                562,002

  Maximum offering price                $8.71
  per share as of 11/30/97

  Undistributed net income            0.00000
